Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

LA ROSA HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	88,059,093	(3)	$0.1364	$12,011,260	0.00015310	$1,838.92

		Total Offering Amounts					$12,011,260		$1,838.92

		Total Fees Previously Paid							$4,765.24

		Total Fee Offsets							$0

		Net Fee Due(4)							$(2,926.32)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high $0.1455 and low $0.1274 sale prices of our common stock on May 29, 2025, as reported on The Nasdaq Capital Market.

(3)	Includes the number of shares of common stock issuable upon conversion of the note issued in the Offering.

(4)	Please note that the Registrant previously paid a fee of $4,765.24 for a transaction with the Total Offering Amount of $31,125,000. The revised Total Offering Amount is $12,011,260 or $19,113,740 less. Therefore, the Registrant has overpaid the filing fees for the current transaction by $2,926.32.